Exhibit 10.1

First Amendment to the

Amended and Restated Employment Agreement
Between Martin M. Koffel and URS Corporation

Whereas, Martin M. Koffel (the “Employee”) and URS Corporation (the “Company”) entered into an Employment Agreement effective as of September 5, 2003 (the “Employment Agreement”); and

Whereas, the Employee and the Company wish to amend the Employment Agreement to (i) change the Employee’s retirement date under the Employment Agreement, (ii) clarify certain equity award and benefit provisions, and (iii) modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Now Therefore, the Employment Agreement is amended effective as of December 7, 2006, as follows:, as follows:

1.  Section 1(g) of the Employment Agreement hereby is amended in its entirety to read as follows:

(g) Retirement of Employee.The Employee’s employment shall terminate automatically on May 31, 2009, or such later date as the parties may mutually agree (the “Retirement Date”).

2.  Section 4(a) of the Employment Agreement is amended in its entirety to read as follows:

(a) General. During the term of his employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans, stock option and other equity-based incentive and compensation plans, and other executive incentive and compensation programs maintained with respect to employees of the Company, subject in each case to (i) the generally applicable terms and conditions of the applicable plan or program and to the determinations of the Board, a duly appointed committee of the Board or other person administering such plan or program  (such determinations with respect to any future equity-based incentives to be based on such factors as the Board or such committee or other person may deem appropriate in the circumstances, including without limitation other equity-based incentive awards previously granted to the Employee, including the grant specified in Section 4(b) below), and (ii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of URS.

3.  Section 4(b) of the Employment Agreement is amended in its entirety to read as follows:

(b) Equity Grant. Upon execution and delivery of the First Amendment to this Agreement, the Employee shall be granted 300,000 shares of restricted stock under the 1999 Plan, such grant to provide for (i) vesting of 50,000 shares on each of May 25, 2007, May 25, 2008 and May 25, 2009, provided in each case that the Employee’s continuous service with the Company has not terminated prior to such vesting date, (ii) vesting of 50,000 shares on each of May 25, 2007, May 25, 2008 and May 25, 2009, provided in each case that the Employee’s continuous service with the Company has not terminated prior to such vesting date and the Company has met its net income goal established by the Board during the first quarter of the fiscal year ending immediately preceding such vesting date and as confirmed by the Compensation Committee after the audited financial results for such fiscal year have been prepared by the Company, (iii) accelerated vesting of all unvested shares in the event of termination of the Employee pursuant to Section 6(a)(iv), (v) or (vi) below, and (iv) other terms consistent with the form of restricted stock grant approved by the Compensation Committee on May 24, 2006.

4.  Section 4(d) of the Employment Agreement is clarified by being amended in its entirety to read as follows:

(d) Disability Insurance. During the terms of his employment under this Agreement, the Company shall pay to the Employee an amount (the “Disability Insurance Reimbursement Amount”) sufficient to reimburse the Employee for the cost of maintaining a supplemental disability income insurance policy that provides a monthly benefit of not less than $10,000 (and on terms substantially equivalent to the policy in effect on the date of the First Amendment to this Agreement), together with an additional amount (the “Disability insurance Gross-Up Payment”) such that after payment by the Employee of all income and employment taxes on the Disability Insurance Reimbursement Payment and the Disability insurance Gross-Up Payment, the Employee retains an amount equal to the Disability insurance Reimbursement Payment.

5.  The Employment Agreement hereby is amended to add a new Section 4(f) to read in full as follows:

(f) Timing of Insurance Reimbursement Payments. Any Life Insurance Reimbursement Payment, Life Insurance Gross-Up Payment, Disability Insurance Reimbursement Payment and Disability Insurance Gross-Up Payment shall be made within two and one-half (2½) months following the Employee’s taxable year in which the Employee incurs the cost of such insurance.

6.  Clause (ii) of Section 6(a) of the Employment Agreement is amended to read in full “(ii) the termination of the Employee’s employment due to death or Disability,”; and Section 6(a)(2) of the Employment Agreement hereby is amended in its entirety to read as follows:

(2) Severance Payment. In the event the termination of the Employee is described in clause (a) (ii), (iii), (iv) or (v) above, the Company shall pay the Employee (or his estate) the amount of five million dollars ($5,000,000). In the event the termination of the Employee is described in clause (a)(vi) above, the Company shall pay the Employee the amount equal to three hundred percent (300%) of the sum of (x) the Employee’s Base Compensation plus (y) the product of the Annual Target Bonus multiplied by the Employee’s Base Compensation, all as such amounts are in effect on the date of the employment termination. Any payment under this Subsection (a)(2) shall be deemed a “Severance Payment” for purposes of this Agreement.

                For purposes of Section 409A of the Code, the right to five million dollars ($5,000,000) of any Severance Payment was “earned and vested” as of December 31, 2004, and, therefore, such amount shall not be considered subject to the provisions of Section 409A of the Code (the “Grandfathered Amount”). The right to any portion of any Severance Payment exceeding five million dollars ($5,000,000) was not “earned and vested” as of December 31, 2004, and, therefore, such amount shall be considered subject to the provisions of Section 409A of the Code (the “Non-Grandfathered Amount”).

7.  Section 7 of the Employment Agreement hereby is amended in its entirety to read as follows:

7. Timing of Severance Payment.

(a) Grandfathered Amount. The Grandfathered Amount of any Severance Payment shall be paid either in a lump sum within five (5) business days following the date of termination (the “Lump Sum Payment Date”) or, as described below, at the Employee’s election in installments.

The Employee may, upon executing this Agreement or thereafter, upon written notice to the Company, elect to receive the Grandfathered Amount of any Severance Payment in installments payable on such date or dates on or subsequent to the Lump Sum Payment Date as the Employee may specify in such notice. Such election shall be irrevocable; provided, however, that the Employee may change his election of the installment method if such election is made by written notice to the Company at least one (1) year prior to the date that the Severance Payment is due to be made to the Employee. If the Employee does not elect the installment method at least one (1) year prior to the date that the Severance Payment is due to be made to the Employee, he shall be deemed to have elected to receive the Severance Payment in one lump sum on the Lump Sum Payment Date.

(b) Non-Grandfathered Amount. If and to the extent necessary to avoid the imposition of additional tax under Section 409A of the Code, in the event of a termination of the Employee pursuant to clause (vi) of Section 6(a), the Non-Grandfathered Amount of any Severance Payment shall be paid in a lump sum on the date that is six (6) months following the date of termination or, as described below, at the Employee’s election in installments commencing on the date that is six (6) months following the date of termination; provided, however, that if the Employee terminates his employment pursuant to clause (vi) of Section 6(a) within two and one-half (2½) months following the taxable year in which the Change in Control occurs, the Non-Grandfathered Amount of any Severance Payment shall be paid in a lump sum upon termination.

The Employee may, upon executing this Agreement or thereafter, upon written notice to the Company, elect to receive the Non-Grandfathered Amount of any Severance Payment in installments, provided that the first installment payment date elected must be at least five (5) years following the date such payment otherwise would have been paid. Such election shall be irrevocable; provided, however, that the Employee may change his election of the installment method, provided that (i) such election is made by written notice to the Company at least one (1) year prior to the date that the Severance Payment is due to be made to the Employee, (ii) the first installment payment date elected under such change is at least five (5) years following the date such payment otherwise would have been paid, and (iii) the Employee may not change his election from installments to a lump sum form of payment. If the Employee does not elect the installment method at least one (1) year prior to the date that the Severance Payment is due to be made to the Employee, he shall be deemed to have elected to receive such Severance Payment in one lump sum in accordance with the foregoing paragraph.

8.  Section 8 of the Employment Agreement hereby is amended to add the following two sentences at the end thereof:

Any Gross-Up Payment shall be made at such time as the payment of the Non-Grandfathered Amount of any Severance Payment in accordance with Section 7(b). The parties acknowledge and agree that this Section 8 supersedes Section 14 of the 1999 Plan (or any similar provisions of any other plan adopted by the Company), with the intended effect that the limitations on payments specified in such Section 14 (or similar provision) shall not apply to any payments or transfers by the Company to or for the benefit of the Employee under this Agreement, the 1999 Plan or otherwise.

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

In Witness Whereof, each of the parties has executed this First Amendment to the Employment Agreement, as of the day and year first above written.

/s/ Martin M. Koffel

Martin M. Koffel

URS Corporation, a Delaware corporation

Date: December 7, 2006	By:	/s/ Joseph Masters
Joseph Masters
Vice President and General Counsel